EXHIBIT NO. 11.1

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Six Months Ended June 30, 2005		Three Months Ended June 30, 2005
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	11,862	$0.62	12,048	$0.32

Diluted
Average Shares Outstanding	11,862		12,048
Common Stock Equivalents	319		326

	12,181	$0.62	12,374	$0.32

	Six Months Ended June 30, 2004		Three Months Ended June 30, 2004
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	10,668	$0.53	11,157	$0.27

Diluted
Average Shares Outstanding	10,668		11,157
Common Stock Equivalents	324		248

	10,992	$0.51	11,405	$0.27